EXHIBIT 99.1

PRESS RELEASE

SOURCE: MFN Financial Corporation

MFN FINANCIAL CORPORATION COMPLETES $301,000,000
PRIVATE PLACEMENT OF AUTOMOBILE RECEIVABLE BACKED NOTES

LAKE FOREST, Ill., June 28 /PRNewswire/ -- MFN Financial Corporation (OTC Bulletin Board: MFNF - news), today announced it has completed a $301 million private placement of Automobile Receivable Backed Notes ("Notes") to certain qualified institutional buyers. The Notes, issued by MFN Auto Receivables Trust 2001-A, consist of two classes: $116 million of 4.05125% Class A-1 Notes with a final scheduled distribution date of July 15, 2002 and $185 million of 5.07% Class A-2 Notes with a final scheduled distribution date of June 15, 2007.

The Class A-1 Notes rated A-1+/F1+ were priced at par and the Class A-2 Notes rated AAA/AAA were priced at 99.987605 to yield 5.133%. The ratings provided by Standard & Poor's and Fitch IBCA were based on the financial guaranty insurance policy issued by XL Capital Assurance.

This transaction represents the first securitization completed by MFN Financial Corporation. A portion of the proceeds from the issuance of the Notes will be used to paydown the current outstanding balance under the Company's Receivable Financing Agreement with Deutsche Bank AG.

The Notes were offered pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the "Act"), and they will not be registered under the Act. Accordingly, the Notes will not be able to be offered or sold in the United States absent registration under the Act or an applicable exemption from the registration requirements of the Act. This press release does not constitute an offer to sell, or the solicitation of an offer to buy any securities of MFN or any of its affiliates.

MFN Financial Corporation, with headquarters in Lake Forest, IL, is a consumer finance company whose principal subsidiary is Mercury Finance Company LLC. Mercury Finance Company LLC provides specialized, individual financing for automobile nonprime credit buyers through automobile dealerships.